Exhibit 10.4

RELOCATION AGREEMENT

This Relocation Agreement (“Agreement”), is entered into by and between Neoprobe Corporation, an Ohio corporation (“Neoprobe”) and Mark J. Pykett, individually (“Employee”).

WHEREAS, Neoprobe has made an offer of employment to Employee, as described in a separate offer letter (the “Offer Letter”) dated March 18, 2011, and such Offer Letter has been signed and accepted by Employee prior to the execution of this Agreement;

WHEREAS, Employee is required to carry out his employment duties primarily in the greater Columbus, Ohio metropolitan area;

WHEREAS, in the event Employee relocates his primary residence to the greater Columbus, Ohio metropolitan area, Neoprobe will reimburse Employee for certain costs related to such relocation, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, Neoprobe and Employee agree as follows:

1.           Moving Expenses.  Neoprobe shall reimburse Employee for the expenses specifically described below.

(a)  Household Goods.  Reasonable costs of moving Employee’s and his immediate family’s household goods and other personal property, including the costs of packing, unpacking, insurance and storage charges (storage charges, if any, must be pre-approved by Neoprobe and will not exceed nine months).  Items that cost less to replace than to move (i.e., in-ground basketball hoop and backboard, firewood, etc.) are not covered.  Cars, boats, and other large vehicles are not covered. The total amount of reimbursement for all items described in this Section 1(a) combined shall not exceed $20,000.

(b)  Temporary Housing.  Reasonable rental costs of a hotel room, apartment, or other rental accommodation, pre-approved by Neoprobe, in the greater Columbus, Ohio metropolitan area.  Subject to the reimbursement limitation in (1) above, you are entitled to such temporary housing expenses until January 15, 2012. You are expected to make every effort to move your primary residence into permanent housing within this time period.

(c)  Search for Permanent Housing.  Reasonable hotel and travel costs for Employee and Employee’s immediate family, pre-approved by Neoprobe, incurred in traveling to and from the greater Columbus, Ohio metropolitan area to Employee’s current primary residence, if incurred pursuant to Employee’s search for a new primary residence.  This includes reasonable taxicab fare and meal expenses.

(d)  The total amount of reimbursement for all items described in Sections 1(b) and 1(c) combined shall not exceed $10,000.

2.           Real Estate Closing Costs.  Neoprobe shall reimburse Employee for the expenses specifically described below.  The total amount of reimbursement for all items described in this Section 2 combined shall not exceed $25,000.

(a)  Closing Costs and Other Sale- Related Costs for Sale of Existing Primary Residence.  Reasonable and customary residential real estate closing costs incurred by Employee pursuant to the sale of Employee’s existing primary residence.  Other Sale-Related Costs reimbursed include transfer taxes, conveyance fees, broker commissions, pro-ration of real estate taxes, money paid to a lender to lock in interest rate points, and appraisal fees.

(b)  Closing Costs for Purchase of New Primary Residence.  Reasonable and customary residential real estate purchase closing costs incurred by Employee purchase to the purchase of a new primary residence in the greater Columbus, Ohio metropolitan area.  Other Purchase-Related Costs reimbursed include transfer taxes, conveyance fees, broker commissions, pro-ration of real estate taxes, money paid to a lender to lock in interest rate points, and appraisal fees.

3.           Loss on Sale of Existing Primary Residence.  Upon the execution of this Agreement, Employee shall retain a third party appraiser to appraise the value of Employee’s current primary residence at Neoprobe ‘s expense.  Neoprobe shall reimburse Employee for actual loss incurred on the sale of Employee’s current primary residence, in an aggregate amount not to exceed $20,000.  For purposes of this Section 2, “actual loss” shall be the difference between the appraised value (as determined by one or more independent appraisals performed by experts reasonably satisfactory to the Company and the Employee) and the gross sales price (provided, however, that the gross sales price must be less than the appraised value).

4.           Aggregate Cap on Reimbursements.  Total relocation expenses reimbursed to Employee by Neoprobe for all items in Sections 1, 2, and 3 above combined shall not exceed $75,000; provided, however, that this Section 4 shall not increase or otherwise alter the category-specific maximum reimbursement amounts separately described in each such section.  This amount shall include (and is not in addition to) any tax or other withholding from any reimbursements made to Employee that Neoprobe is required to perform under applicable law.

5.           Documentation of Relocation Expenses.  No expense described above will be reimbursed by Neoprobe without  Employee submitting documentation suitable  to Neoprobe establishing the nature and amount of the expense (receipts for items described in Section 1 above, final real estate transaction documents for items described in Sections 2 and 3 above, provided, however, that Neoprobe may also request other available documentation).  To be reimbursed, expenses and supporting documentation must be submitted within 30 days after they are incurred.

Neoprobe may, in its sole discretion, reject any unreasonable portion of any submitted expense.  Approved expenses will be reimbursed in United States dollars.

6.           No Other Expenses Reimbursed.  Neoprobe shall not reimburse any Employee expenses that are not specifically described in this Agreement.  Such non-eligible expenses include but are not limited to costs or loss associated with the sale of vehicles, travel expenses for non-immediate family, costs or loss associated with sale or rental of any Employee non-primary residence, marketing costs for sale of Employee’s current primary residence, and transitional private educational expenses for school-age children of Employee.

7.           Other Obligations of Employee.  If Employee resigns from his employment or otherwise voluntarily stops working for Neoprobe before October 15, 2011, Employee shall be required to remit to Neoprobe 50% of expenses reimbursed pursuant to this Agreement.  Such payment shall be made by Employee to the designated bank account of Neoprobe no later than 30 days after Employee’s resignation or last day of work with Neoprobe, whichever is later.

8.            Entire Agreement.  This Agreement constitutes the entire Agreement between the parties with respect to the subject matter contained in this Agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter contained in this Agreement.

9.           Amendment and Waiver.  This Agreement may be amended, and observance of any term of this Agreement may be waived, only with the written consent of both parties.

10.           Counterparts and Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.  Also, any parties’ facsimile signature or signature forwarded by e-mail or PDF will be deemed an original signature to this Agreement.

11.           Severability.  All provisions contained in this Agreement are severable, and the invalidity or unenforceability of any provisions shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.

12.           Headings.  The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, Neoprobe and Employee have executed this Agreement as of the date either of the parties has last executed this Agreement.

NEOPROBE CORPORATION

By:	/s/ Gordon A. Troup
Gordon A. Troup,
Vice Chairman of the Board of Directors

Date: 3/30/2011

EMPLOYEE

/s/ Mark J. Pykett
Mark J. Pykett, Individually

Date: 3/29/2011